The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Reports First-Quarter 2016 Results

Cincinnati, April 26, 2016 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:

•	First-quarter 2016 net income of $188 million, or $1.13 per share, compared with $128 million, or 77 cents per share, in the first quarter of 2015.

•	$51 million or 53 percent rise in operating income* to $148 million, or 89 cents per share, up from $97 million, or 59 cents per share, in the first quarter of last year.

•
$60 million increase in first-quarter 2016 net income, reflecting the after-tax net effect of two primary items: $45 million of improvement in the contribution from property casualty underwriting, including a favorable effect from natural catastrophe losses that were $6 million less for first-quarter 2016 compared with the same quarter a year ago; and a $9 million increase in net realized investment gains.

•	$40.96 book value per share at March 31, 2016, a record-high amount and up $1.76 or 4.5 percent since December 31, 2015.

•	5.7 percent value creation ratio for the first three months of 2016, compared with 1.3 percent for the same period of 2015.

Financial Highlights

(Dollars in millions except per share data)	Three months ended March 31,
	2016	2015	% Change
Revenue Data
Earned premiums	$1,154	$1,094	5
Investment income, net of expenses	145	139	4
Total revenues	1,364	1,285	6
Income Statement Data
Net income	$188	$128	47
Realized investment gains, net	40	31	29
Operating income*	$148	$97	53
Per Share Data (diluted)
Net income	$1.13	$0.77	47
Realized investment gains, net	0.24	0.18	33
Operating income*	$0.89	$0.59	51

Book value	$40.96	$40.22	2
Cash dividend declared	$0.48	$0.46	4
Diluted weighted average shares outstanding	166.0	165.6	0

*
The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures defines and reconciles measures presented in this release that are not based on U.S. Generally Accepted Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement.

CINF 1Q16 Release 1

Insurance Operations First-Quarter Highlights

•	91.4 percent first-quarter 2016 property casualty combined ratio, improved from 97.5 percent for first-quarter 2015.

•	8 percent growth in first-quarter net written premiums, largely reflecting premium growth initiatives.

•
$125 million first-quarter 2016 property casualty new business written premiums, up 8 percent. Agencies appointed since the beginning of 2015 contributed $8 million or 6 percent of total new business written premiums.

•	6 cents per share contribution from life insurance operating income, up 1 cent from first-quarter 2015.
Investment and Balance Sheet Highlights

•	4 percent or $6 million increase in first-quarter 2016 pretax investment income, including 3 percent growth for stock portfolio dividends and 4 percent growth for bond interest income.

•	Three-month increase of 3 percent in fair value of total investments at March 31, 2016, including a 5 percent increase for the stock portfolio and a 2 percent increase for the bond portfolio.

•	$1.907 billion parent company cash and marketable securities at March 31, 2016, up 9 percent from year-end 2015.

Profits on the Rise
Steven J. Johnston, president and chief executive officer, commented: “Consolidated operating earnings increased 53 percent over the same quarter a year ago, reaching $148 million on steady contributions from our underwriting and investment operations. Pretax investment income rose $6 million in the first quarter as dividends from our equity portfolio increased 3 percent and bond interest income grew 4 percent.

“Turning to insurance operations, our combined ratio improved 6.1 points to 91.4 percent, compared with the first three months of 2015. A somewhat milder winter in our core geographic area, our continued focus on pricing precision and our steady approach to insurance reserves helped us reach $96 million in underwriting profit - our highest first-quarter underwriting profit in at least 10 years.”

Initiatives Gaining Momentum
“We’re pleased with the progress of our growth initiatives and the premium increases reported by each of our property casualty segments. Consolidated property casualty first-quarter net written premiums grew 8 percent, including higher average pricing. Commercial lines pricing continued to rise on average at a low-single-digit rate. Personal lines increases averaged mid-single-digit rates – up from the fourth quarter of 2015, while excess and surplus lines pricing increases averaged near the high end of the low-single-digit rate.

“The main driver for our growth continues to come from the excellent relationships we develop with our agencies. So far this year, we’ve appointed 26 agencies that sell most or all of our property casualty products.

“We’ve also appointed other agencies that only offer our personal lines products, especially those aimed at high net worth clients. The expansion of our high net worth product suite is on track and continues to be met with favorable results. In March, we appointed our first New Jersey agencies, opening our 40th state.

“Cincinnati ReSM, our reinsurance assumed division, has also enjoyed a favorable reception. While keeping our eye on profitability, Cincinnati Re contributed 2 percent of the total net written premiums for the quarter.

“All of these results are encouraging. However, we know that now is not the time to lose focus. The insurance marketplace remains challenging, and we are identifying areas of our business that can benefit from renewed study, such as commercial and personal auto. We have a proven program for success that we’ll apply to those lines of business, including: helping to promote safer driving through actions such as adding to the loss control resources we make available to our policyholders; implementing predictive model enhancements; and increasing rates where appropriate.”

Book Value Reaches Record High
“After a volatile start to the year, the investment markets have rebounded since February. That upward momentum resulted in a 14 percent first-quarter increase in pretax net unrealized investment portfolio gains.

“With both our insurance and investment operations producing favorable results, book value reached a record high of $40.96, an increase of 4.5 percent since the end of 2015, and consolidated cash and total investments again topped $15 billion. Our ample capital allows us to execute on our long-term strategies and, at the same time, continue to pay dividends to shareholders.

“Our value creation ratio, which considers the dividends we pay as well as growth in book value, was 5.7 percent for the first quarter, up from 1.3 percent for the same period one year ago.”

CINF 1Q16 Release 2

Insurance Operations Highlights
Consolidated Property Casualty Insurance Results

(Dollars in millions)	Three months ended March 31,
	2016	2015	% Change
Earned premiums	$1,096	$1,041	5
Fee revenues	2	2	0
Total revenues	1,098	1,043	5

Loss and loss expenses	661	689	(4)
Underwriting expenses	341	327	4
Underwriting profit	$96	$27	256

Ratios as a percent of earned premiums:			Pt. Change
Loss and loss expenses	60.3%	66.1%	(5.8)
Underwriting expenses	31.1	31.4	(0.3)
Combined ratio	91.4%	97.5%	(6.1)

			% Change
Agency renewal written premiums	$1,028	$983	5
Agency new business written premiums	125	116	8
Cincinnati Re net written premiums	19	—	nm
Other written premiums	(25)	(33)	24
Net written premiums	$1,147	$1,066	8

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	62.2%	63.1%	(0.9)
Current accident year catastrophe losses	3.7	5.2	(1.5)
Prior accident years before catastrophe losses	(5.0)	(1.1)	(3.9)
Prior accident years catastrophe losses	(0.6)	(1.1)	0.5
Loss and loss expense ratio	60.3%	66.1%	(5.8)

Current accident year combined ratio before catastrophe losses	93.3%	94.5%	(1.2)

•
$81 million or 8 percent growth of first-quarter 2016 property casualty net written premiums, including 2 percent from Cincinnati Re. The increase in premiums also reflects other growth initiatives, modest average price increases and a higher level of insured exposures.

•
$9 million or 8 percent increase in first-quarter 2016 new business premiums written by agencies, largely due to contributions from new agency appointments. The increase included an $8 million increase in standard market property casualty production from agencies appointed since the beginning of 2015.

•
1,551 agency relationships in 1,993 reporting locations marketing property casualty insurance products at March 31, 2016, compared with 1,526 agency relationships in 1,956 reporting locations at year-end 2015. During the first three months of 2016, 26 new agency appointments were made for agencies that offer most or all of our property casualty insurance products.

•	6.1 percentage-point first-quarter 2016 combined ratio improvement, including a decrease of 1.0 points for losses from natural catastrophes.

•	5.6 percentage-point first-quarter 2016 benefit from favorable prior accident year reserve development of $62 million, compared with 2.2 points or $22 million for first-quarter 2015.

•	0.3 percentage-point improvement in the first-quarter underwriting expense ratio, as strategic investments for profitable growth were offset by higher earned premiums and expense management efforts.

CINF 1Q16 Release 3

Commercial Lines Insurance Results

(Dollars in millions)	Three months ended March 31,
	2016	2015	% Change
Earned premiums	$760	$733	4
Fee revenues	1	1	0
Total revenues	761	734	4

Loss and loss expenses	469	474	(1)
Underwriting expenses	242	234	3
Underwriting profit	$50	$26	92

Ratios as a percent of earned premiums:			Pt. Change
Loss and loss expenses	61.7%	64.7%	(3.0)
Underwriting expenses	31.9	31.9	0.0
Combined ratio	93.6%	96.6%	(3.0)

			% Change
Agency renewal written premiums	$758	$730	4
Agency new business written premiums	87	79	10
Other written premiums	(18)	(26)	31
Net written premiums	$827	$783	6

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	61.5%	61.3%	0.2
Current accident year catastrophe losses	4.0	5.3	(1.3)
Prior accident years before catastrophe losses	(3.2)	(0.6)	(2.6)
Prior accident years catastrophe losses	(0.6)	(1.3)	0.7
Loss and loss expense ratio	61.7%	64.7%	(3.0)

Current accident year combined ratio before catastrophe losses	93.4%	93.2%	0.2

•	$44 million or 6 percent increase in first-quarter 2016 commercial lines net written premiums, including higher renewal written premiums and growth in new business written premiums.

•	$28 million or 4 percent rise in first-quarter renewal written premiums with commercial lines renewal pricing increases averaging in the low-single-digit percent range.

•	$8 million or 10 percent increase in first-quarter 2016 new business written by agencies, with growth in each major commercial line of business.

•	3.0 percentage-point first-quarter 2016 combined ratio improvement, including a decrease of 0.6 points for losses from natural catastrophes.

•	3.8 percentage-point first-quarter 2016 benefit from favorable prior accident year reserve development of $29 million, compared with 1.9 points or $14 million for first-quarter 2015.

CINF 1Q16 Release 4

Personal Lines Insurance Results

(Dollars in millions)	Three months ended March 31,
	2016	2015	% Change
Earned premiums	$283	$268	6
Fee revenues	1	1	0
Total revenues	284	269	6

Loss and loss expenses	173	191	(9)
Underwriting expenses	83	81	2
Underwriting profit (loss)	$28	$(3)	nm

Ratios as a percent of earned premiums:			Pt. Change
Loss and loss expenses	60.9%	71.0%	(10.1)
Underwriting expenses	29.2	30.4	(1.2)
Combined ratio	90.1%	101.4%	(11.3)

			% Change
Agency renewal written premiums	$236	$223	6
Agency new business written premiums	25	24	4
Other written premiums	(5)	(6)	17
Net written premiums	$256	$241	6

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	63.5%	66.8%	(3.3)
Current accident year catastrophe losses	3.8	5.6	(1.8)
Prior accident years before catastrophe losses	(5.6)	(0.7)	(4.9)
Prior accident years catastrophe losses	(0.8)	(0.7)	(0.1)
Loss and loss expense ratio	60.9%	71.0%	(10.1)

Current accident year combined ratio before catastrophe losses	92.7%	97.2%	(4.5)

•	$15 million or 6 percent increase in first-quarter 2016 personal lines net written premiums, primarily due to higher renewal written premiums that benefited from rate increases.

•	$1 million or 4 percent growth in first-quarter new business written by agencies, driven by an increase of approximately $1 million from agencies’ high net worth clients.

•	11.3 percentage-point first-quarter 2016 combined ratio improvement, including a decrease of 1.9 points for losses from natural catastrophes.

•	6.4 percentage-point first-quarter 2016 favorable prior accident year reserve development of $18 million, compared with 1.4 points from $3 million for first-quarter 2015.

CINF 1Q16 Release 5

Excess and Surplus Lines Insurance Results

(Dollars in millions)	Three months ended March 31,
	2016	2015	% Change
Earned premiums	$43	$40	8

Loss and loss expenses	13	24	(46)
Underwriting expenses	13	12	8
Underwriting profit	$17	$4	325

Ratios as a percent of earned premiums:			Pt. Change
Loss and loss expenses	31.7%	59.4%	(27.7)
Underwriting expenses	29.4	28.9	0.5
Combined ratio	61.1%	88.3%	(27.2)

			% Change
Agency renewal written premiums	$34	$30	13
Agency new business written premiums	13	13	0
Other written premiums	(2)	(1)	(100)
Net written premiums	$45	$42	7

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	63.1%	72.1%	(9.0)
Current accident year catastrophe losses	0.4	1.2	(0.8)
Prior accident years before catastrophe losses	(31.6)	(13.6)	(18.0)
Prior accident years catastrophe losses	(0.2)	(0.3)	0.1
Loss and loss expense ratio	31.7%	59.4%	(27.7)

Current accident year combined ratio before catastrophe losses	92.5%	101.0%	(8.5)

•
$3 million or 7 percent increase in first-quarter 2016 excess and surplus lines net written premiums, reflecting higher renewal written premiums that benefited from rate increases averaging near the high end of the low-single-digit range.

•	Less than $1 million increase in first-quarter new business written by agencies, reflecting careful underwriting in a highly competitive market.

•	27.2 percentage-point first-quarter 2016 combined ratio improvement, reflecting lower ratios for current accident year loss experience and more favorable prior accident year reserve development.

•	31.8 percentage-point first-quarter 2016 benefit from favorable prior accident year reserve development of $14 million, compared with 13.9 points from $5 million for first-quarter 2015.

CINF 1Q16 Release 6

Life Insurance Results

(Dollars in millions)	Three months ended March 31,
	2016	2015	% Change
Term life insurance	$37	$34	9
Universal life insurance	11	10	10
Other life insurance, annuity, and disability income products	10	9	11
Earned premiums	58	53	9
Investment income, net of expenses	39	37	5
Other income	1	1	0
Total revenues, excluding realized investment gains and losses	98	91	8
Contract holders’ benefits incurred	63	60	5
Underwriting expenses incurred	19	18	6
Total benefits and expenses	82	78	5
Net income before income tax and realized investment gains, net	16	13	23
Income tax	6	5	20
Net income before realized investment gains, net	$10	$8	25

•	$5 million or 9 percent increase in first-quarter 2016 earned premiums, including a 9 percent increase for term life insurance, our largest life insurance product line.

•	$2 million increase in three-month 2016 profit, primarily due to strong revenue growth for both earned premiums and investment income.

•
$39 million or 4 percent three-month 2016 increase to $911 million in GAAP shareholders’ equity for The Cincinnati Life Insurance Company, largely reflecting an increase in fair value of the fixed-maturity portfolio due to the effects of lower interest rates.

CINF 1Q16 Release 7

Investment and Balance Sheet Highlights
Investments Results

(Dollars in millions)	Three months ended March 31,
	2016	2015	% Change
Investment income, net of expenses	$145	$139	4
Investment interest credited to contract holders’	(22)	(21)	(5)
Realized investment gains, net	61	47	30
Investments profit	$184	$165	12

Investment income:
Interest	$109	$105	4
Dividends	37	36	3
Other	1	—	nm
Less investment expenses	2	2	0
Investment income, pretax	145	139	4
Less income taxes	35	33	6
Total investment income, after-tax	$110	$106	4

Investment returns:
Effective tax rate	23.8%	23.6%
Average invested assets plus cash and cash equivalents	$14,851	$14,435
Average yield pretax	3.91%	3.85%
Average yield after-tax	2.96	2.94
Fixed-maturity returns:
Effective tax rate	27.3%	27.0%
Average amortized cost	$9,383	$8,929
Average yield pretax	4.65%	4.70%
Average yield after-tax	3.38	3.43

•	$6 million or 4 percent rise in first-quarter 2016 pretax investment income, including 3 percent growth in equity portfolio dividends and 4 percent growth in interest income.

•
$290 million or 14 percent first-quarter 2016 increase in pretax net unrealized investment portfolio gains, including a $174 million increase for the equity portfolio. The total increase included the offsetting effect of $63 million of pretax net realized gains from investment portfolio security sales or called bonds during the first quarter of 2016, including $61 million from the equity portfolio.

CINF 1Q16 Release 8

Balance Sheet Highlights

(Dollars in millions except share data)	At March 31,	At December 31,
	2016	2015
Balance sheet data:
Total investments	$14,889	$14,423
Total assets	19,447	18,888
Short-term debt	35	35
Long-term debt	786	786
Shareholders’ equity	6,735	6,427
Book value per share	40.96	39.20
Debt-to-total-capital ratio	10.9%	11.3%

•	$15.502 billion in consolidated cash and total investments at March 31, 2016, up 4 percent from $14.967 billion at year-end 2015.

•
$9.884 billion bond portfolio at March 31, 2016, with an average rating of A2/A. Fair value increased $234 million or 2 percent during the first quarter of 2016, including $114 million in net purchases of fixed-maturity securities.

•
$4.941 billion equity portfolio was 33.2 percent of total investments, including $1.942 billion in pretax net unrealized gains at March 31, 2016. First-quarter 2016 increase in fair value of $235 million or 5 percent.

•
$4.534 billion of statutory surplus for the property casualty insurance group at March 31, 2016, up $121 million from $4.413 billion at year-end 2015, after declaring $100 million in dividends to the parent company. For the 12 months ended March 31, 2016, the ratio of net written premiums to surplus was 1.0-to-1, matching year-end 2015.

•
$1.76 three-month 2016 increase in book value per share, including additions of $0.90 from net income before realized gains and $1.39 from investment portfolio realized gains and changes in unrealized gains that were partially offset by deductions of $0.48 from dividends declared to shareholders and $0.05 from other items.

•
Value creation ratio of 5.7 percent for the first three months of 2016, reflecting 2.3 percent from net income before net realized investment gains, which includes underwriting and investment income, and 3.6 percent from investment portfolio realized gains and changes in unrealized gains.

For additional information or to register for our conference call webcast, please visit cinfin.com/investors.

About Cincinnati Financial
Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                        Street Address:
P.O. Box 145496                        6200 South Gilmore Road
Cincinnati, Ohio 45250-5496                    Fairfield, Ohio 45014-5141

CINF 1Q16 Release 9

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2015 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 26.
Factors that could cause or contribute to such differences include, but are not limited to:

•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims or development of claims that are unforeseen at the time of policy issuance

•	Inadequate estimates, assumptions or reliance on third-party data used for critical accounting estimates

•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value

•	Domestic and global events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:

◦	Significant or prolonged decline in the fair value of a particular security or group of securities and impairment of the asset(s)

◦	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

◦	Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities

•
Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies

•	Difficulties with technology or data security breaches, including cyberattacks, that could negatively affect our ability to conduct business and our relationships with agents, policyholders and others

•	Disruption of the insurance market caused by technology innovations such as driverless cars that could decrease consumer demand for insurance products

•
Delays, inadequate data developed internally or from third parties, or performance inadequacies from ongoing development and implementation of underwriting and pricing methods, including telematics and other usage-based insurance methods, or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness

•	Increased competition that could result in a significant reduction in the company’s premium volume

•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•
Inability to obtain adequate ceded reinsurance on acceptable terms, amount of reinsurance coverage purchased, financial strength of reinsurers and the potential for nonpayment or delay in payment by reinsurers

•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability

•	Inability of our subsidiaries to pay dividends consistent with current or past levels

•
Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

◦	Downgrades of the company’s financial strength ratings

◦	Concerns that doing business with the company is too difficult

◦	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

◦	Inability or unwillingness to nimbly develop and introduce coverage product updates and innovations that our competitors offer and consumers expect to find in the marketplace

•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:

◦	Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates

◦	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

◦	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

◦
Add assessments for guaranty funds, other insurance‑related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

◦	Increase our provision for federal income taxes due to changes in tax law

CINF 1Q16 Release 10

◦	Increase our other expenses

◦	Limit our ability to set fair, adequate and reasonable rates

◦	Place us at a disadvantage in the marketplace

◦	Restrict our ability to execute our business model, including the way we compensate agents

•	Adverse outcomes from litigation or administrative proceedings

•
Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•
Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, global, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

* * *

CINF 1Q16 Release 11

Cincinnati Financial Corporation
Condensed Consolidated Balance Sheets and Statements of Income (unaudited)

(Dollars in millions)	March 31,	December 31,
	2016	2015
Assets
Investments	$14,889	$14,423
Cash and cash equivalents	613	544
Premiums receivable	1,468	1,431
Reinsurance recoverable	532	542
Deferred policy acquisition costs	618	616
Other assets	1,327	1,332
Total assets	$19,447	$18,888

Liabilities
Insurance reserves	$7,405	$7,301
Unearned premiums	2,248	2,201
Deferred income tax	751	638
Long-term debt and capital lease obligations	825	821
Other liabilities	1,483	1,500
Total liabilities	12,712	12,461

Shareholders’ Equity
Common stock and paid-in capital	1,627	1,629
Retained earnings	4,871	4,762
Accumulated other comprehensive income	1,531	1,344
Treasury stock	(1,294)	(1,308)
Total shareholders' equity	6,735	6,427
Total liabilities and shareholders' equity	$19,447	$18,888

(Dollars in millions except per share data)	Three months ended March 31,
	2016	2015
Revenues
Earned premiums	$1,154	$1,094
Investment income, net of expenses	145	139
Realized investment gains, net	61	47
Other revenues	4	5
Total revenues	1,364	1,285

Benefits and Expenses
Insurance losses and contract holders' benefits	724	749
Underwriting, acquisition and insurance expenses	360	345
Interest expense	13	13
Other operating expenses	2	4
Total benefits and expenses	1,099	1,111

Income Before Income Taxes	265	174

Provision for Income Taxes	77	46

Net Income	$188	$128

Per Common Share:
Net income—basic	$1.14	$0.78
Net income—diluted	1.13	0.77

CINF 1Q16 Release 12

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
(See attached tables for reconciliations; additional prior-period reconciliations available at cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP measures to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•
Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

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Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this non-GAAP measure is a useful supplement to GAAP information, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.

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Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

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Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

CINF 1Q16 Release 13

Cincinnati Financial Corporation
Balance Sheet Reconciliation

(Dollars are per share)	Three months ended March 31,
	2016	2015
Value creation ratio:
End of period book value	$40.96	$40.22
Less beginning of period book value	39.20	40.14
Change in book value	1.76	0.08
Dividend declared to shareholders	0.48	0.46
Total value creation	$2.24	$0.54

Value creation ratio from change in book value*	4.5%	0.2%
Value creation ratio from dividends declared to shareholders**	1.2	1.1
Value creation ratio	5.7%	1.3%

* Change in book value divided by the beginning of period book value
** Dividend declared to shareholders divided by beginning of period book value

Net Income Reconciliation

(Dollars in millions except per share data)	Three months ended March 31,
	2016	2015
Net income	$188	$128
Realized investment gains, net	40	31
Operating income	148	97
Less catastrophe losses	(22)	(28)
Operating income before catastrophe losses	$170	$125

Diluted per share data:
Net income	$1.13	$0.77
Realized investment gains, net	0.24	0.18
Operating income	0.89	0.59
Less catastrophe losses	(0.13)	(0.17)
Operating income before catastrophe losses	$1.02	$0.76

CINF 1Q16 Release 14

Cincinnati Financial Corporation

Property Casualty Insurance Reconciliation

(Dollars in millions)	Three months ended March 31, 2016
	Consolidated*	Commercial	Personal	E&S
Premiums:
Written premiums	$1,147	$827	$256	$45
Unearned premiums change	(51)	(67)	27	(2)
Earned premiums	$1,096	$760	$283	$43

Statutory ratios:
Combined ratio	90.2%	91.4%	92.0%	62.0%
Contribution from catastrophe losses	3.1	3.4	3.0	0.2
Combined ratio excluding catastrophe losses	87.1%	88.0%	89.0%	61.8%

Commission expense ratio	18.0%	17.1%	19.1%	27.9%
Other underwriting expense ratio	11.9	12.6	12.0	2.4
Total expense ratio	29.9%	29.7%	31.1%	30.3%

GAAP ratios:
Combined ratio	91.4%	93.6%	90.1%	61.1%
Contribution from catastrophe losses	3.1	3.4	3.0	0.2
Prior accident years before catastrophe losses	(5.0)	(3.2)	(5.6)	(31.6)
Current accident year combined ratio before catastrophe losses	93.3%	93.4%	92.7%	92.5%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on dollar amounts in thousands. *Consolidated property casualty data includes results from our Cincinnati Re operations.

CINF 1Q16 Release 15